EXHIBIT 21.1

LIST OF SUBSIDIARIES

MEDL Mobile Holdings, Inc. has the following subsidiaries:

Subsidiary Name	Jurisdiction of Incorporation	Percentage of Ownership
MEDL Mobile, Inc. Inedible Software, LLC Hang With, Inc.	California Wyoming Nevada	100% 100% 75.77%